As filed with the Securities and Exchange Commission on June 28, 1996

                                                        Registration No. 33-____



                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                         -----------------------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933
                         -----------------------------
                      Glenbrook Life and Annuity Company
            (Exact Name of Registrant as Specified in its Charter)
                         -----------------------------
                  Illinois                            6311
        (State or other Jurisdiction      (Primary Standard Industrial
     of Incorporation or Organization)      Classification Code Number)


                                  35-1113325
                    (I.R.S. Employer Identification Number)
                         -----------------------------

                               3100 Sanders Road
                          Northbrook, Illinois 60062
                    (Address of Principal Executive Office)
                         -----------------------------

                          Michael J. Velotta, Esquire
                 Vice President, Secretary and General Counsel
                      Glenbrook Life and Annuity Company
                               3100 Sanders Road
                          Northbrook, Illinois 60062
                                 847/402-2400
               (Name and Complete Address of Agent for Service)
                         -----------------------------

Copy To:                                                                Copy To:
Stephen E. Roth, Esq.                                      John R. Hedrick, Esq.
Sutherland, Asbill and Brennan            Allstate Life Financial Services, Inc.
1275 Pennsylvania Avenue, N.W.                             3100 Sanders Road J5B
Washington, D.C. 20004                                Northbrook, Illinois 60062

      Approximate date of commencement of proposed sale to the public: The Annuity Contract covered by this registration statement is to be issued promptly and from time to time after the effective date of this registration statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [x]

                       Calculation of Registration Fee


Title of Each Class    Amount       Proposed    Proposed        Amount
     Class of           to be       Maximum      Maximum          of
    Securities       Registered     Offering    Aggregate    Registration
 to be Registered                    Price      Offering         Fee
                                    Per Unit      Price

Deferred Annuity      $290,000          *           *           $100
Contracts and
Participating
Interests therein

*    These Contracts are not issued in predetermined amounts or units

     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                      GLENBROOK LIFE AND ANNUITY COMPANY

                             CROSS REFERENCE SHEET

                    PURSUANT TO REGULATION S-K, ITEM 501(b)

FORM S-1 ITEM NUMBER AND CAPTION                       HEADING IN PROSPECTUS
- --------------------------------                       ---------------------
 1.  Forepart of the Registration Statement and
       Outside Front Cover Page of Prospectus.........   Outside Front Cover Page

 2.  Inside Front and Outside Back Cover Pages of
       Prospectus.....................................   Inside Front Cover

 3.  Summary Information, Risk Factors and Ratio
       of Earnings to Fixed Charges...................   Inside Front Cover; The Accumulation Phase

 4.  Use of Proceeds..................................   Investments

 5.  Determination of Offering Price..................   Not Applicable

 6.  Dilution.........................................   Not Applicable

 7.  Selling Security Holders.........................   Not Applicable

 8.  Plan of Distribution.............................   Purchase of the Contracts; Distribution of the
                                                         Contracts

 9.  Description of Securities to be Registered.......   The Purchase of the Contract; The Parties to the
                                                         Contract; The Death Benefit Provisions; The Payout
                                                         Phase; Federal Tax Matters; Taxation of Annuities
                                                         in General

10.  Interests of Named Experts and Counsel..........   Not Applicable

11.  Information with Respect to the Registrant......   The Company; Business; Selected Financial Data;
                                                        Competition; Employees; Properties; State and Federal
                                                        Regulation; Executive Officers and Directors of the
                                                        Company; Executive Compensation; Legal Proceedings

12.  Disclosure of Commission Position on Indemni-
       fication for Securities Act Liabilities.......   Not Applicable

                      GLENBROOK LIFE AND ANNUITY COMPANY
                               3100 SANDERS ROAD
                          NORTHBROOK, ILLINOIS 60062
                                 (800)766-6978
                   SINGLE PAYMENT DEFERRED ANNUITY CONTRACTS

This prospectus describes the Single Payment Deferred Annuity Contract ("Contract") offered by Glenbrook Life and Annuity Company ("Company"), a wholly owned subsidiary of Allstate Life Insurance Company. Allstate Life Financial Services, Inc. is the principal underwriter.

The Contracts are issued as individual Contracts or as group Contracts. In states where the Contracts are available only as group Contracts, a certificate is issued that summarizes the provisions of the group Contract. For convenience, this prospectus refers to both Contracts and certificates as "Contracts."

The Contract has the flexibility to allow you to shape an annuity to fit your particular needs. It is designed to aid you in your choice of short-term, mid-term, or long-term financial planning and can be used for retirement planning regardless of whether the plan qualifies for special federal income tax treatment. The Company will accept a minimum purchase payment of $5,000 ($2,000 for a Qualified Contract).

Withdrawals under the Contract may be subject to a Market Value Adjustment. Therefore, the Owner bears some investment risk under the Contract.

     THE CONTRACTS MAY BE DISTRIBUTED THROUGH BROKER-DEALERS WHICH HAVE RELATIONSHIPS WITH BANKS OR OTHER FINANCIAL INSTITUTIONS OR BY EMPLOYEES OF SUCH BANKS; HOWEVER, THE CONTRACTS ARE NOT DEPOSITS, OR OBLIGATIONS OF, OR GUARANTEED BY SUCH INSTITUTIONS OR ANY FEDERAL REGULATORY AGENCY. INVESTMENT IN THE CONTRACTS INVOLVES INVESTMENT RISKS, INCLUDING POSSIBLE LOSS OF PRINCIPAL. THESE CONTRACTS ARE NOT FDIC INSURED.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     PLEASE READ THIS PROSPECTUS CAREFULLY AND RETAIN IT FOR FUTURE REFERENCE.

                  THE DATE OF THIS PROSPECTUS IS ______, 1996.



               THE CONTRACT MAY NOT BE AVAILABLE IN ALL STATES.


At least once each Contract Year prior to the Payout Start Date, the Company will send the Owner an annual statement that contains certain information pertinent to the individual Owner's Contract. The annual statement details values and specific Contract data that apply to each particular Contract. The annual statement does not contain financial statements of the Company although the Company's financial statements are on page F-1 of this prospectus. In addition, the Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Securities and Exchange Commission. Reports and other information filed by the Company can be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the Commission at prescribed rates.

     THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFERING IN ANY JURISDICTION IN WHICH SUCH OFFERING MAY NOT LAWFULLY BE MADE. NO DEALER, SALESMAN, OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON.

              --------------------------------------------------

                                 TABLE OF CONTENTS



                                                                            PAGE

GLOSSARY........................................................................
THE CONTRACTS...................................................................
 The Purchase of the Contract...................................................
 The Accumulation Phase.........................................................
 Adjustments to Account Value (Withdrawal Charge, Market Value
  Adjustment and Taxes).........................................................
 The Parties to the Contract....................................................
 The Death Benefit Provisions...................................................
 The Payout Phase...............................................................
AMENDMENT OF THE CONTRACTS......................................................
DISTRIBUTION OF THE CONTRACTS...................................................
FEDERAL TAX MATTERS.............................................................
 Introduction...................................................................
 Taxation of the Company........................................................
 Taxation of Annuities in General...............................................
   Tax Deferral.................................................................
   Taxation of Partial and Full Withdrawals.....................................
   Taxation of Annuity Payments.................................................
   Taxation of Annuity Death Benefits...........................................
   Penalty Tax on Premature Distributions.......................................
   Aggregation of Annuity Contracts.............................................
   IRS Required Distribution at Death Rules.....................................
   Qualified Plans..............................................................
   Types of Qualified Plans.....................................................
     Individual Retirement Annuities............................................
     Simplified Employee Pension Plans..........................................
     Tax Sheltered Annuities....................................................
     Corporate and Self-Employed Pension and Profit Sharing Plans...............
     State and Local Government and Tax-Exempt Organization Deferred
       Compensation Plans.......................................................
   Income Tax Withholding.......................................................
THE COMPANY.....................................................................
 Business.......................................................................
 Reinsurance Agreements.........................................................
 Investments by the Company.....................................................
SELECTED FINANCIAL DATA.........................................................

 Management's Discussion and Analysis of Financial Condition and
 Results of Operations..........................................................
   General......................................................................
   Results of Operations........................................................
   Financial Position...........................................................
   Liquidity and Capital Resources..............................................
COMPETITION.....................................................................
EMPLOYEES.......................................................................
PROPERTIES......................................................................
STATE AND FEDERAL REGULATION....................................................
EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY.................................
EXECUTIVE COMPENSATION..........................................................
LEGAL PROCEEDINGS...............................................................
EXPERTS.........................................................................
LEGAL MATTERS...................................................................
FINANCIAL STATEMENTS.........................................................F-1
APPENDIX A...................................................................A-1

GLOSSARY

ACCOUNT -- An Account consists of funds that are allocated to a Guarantee Period. An Account is established when a purchase payment is made or when a previous Guarantee Period expires and a new Guarantee Period is selected.

ACCOUNT VALUE -- The Account Value is equal to the funds allocated to an Account plus interest credited less any withdrawals.

ANNUITANT(S) -- The person or persons whose life determines the latest Payout Start Date and the amount and duration of any income payments for Income Plan options other than Guaranteed Payments for a Specified Period.

BENEFICIARY(IES) -- The person(s) to whom any benefits are due when a Death Benefit is payable and there is no surviving Owner.

COMPANY("WE," "US") -- Glenbrook Life and Annuity Company.

CONTRACT -- The Glenbrook Life and Annuity Company Single Payment Deferred Annuity Contract, known as "The XXX MVA" that is described in this prospectus.

CONTRACT ANNIVERSARY -- An anniversary of the date that the Contract was issued.

CONTRACT VALUE -- The sum of the Account Values.

CONTRACT YEAR -- A period of 12 months starting with the issue date or any Contract Anniversary.

DEATH BENEFIT -- The Death Benefit is equal to either the Contract Value or the amount that would have been payable in the event of a full withdrawal of the Contract Value on the date we determine the Death Benefit.

FREE WITHDRAWAL AMOUNT -- A portion of the Account Value which may be withdrawn each year without incurring a Withdrawal Charge or a Market Value Adjustment.

GUARANTEE PERIOD -- A period of years for which a specified effective annual interest rate is guaranteed by the Company.

INCOME PLAN -- One of several ways in which a series of payments are made after the Payout Start Date. Income payments are based on the Contract Value adjusted by any applicable Market Value Adjustment on the Payout Start Date.

ISSUE DATE -- The date the Contract becomes effective.

MARKET VALUE ADJUSTMENT -- The Market Value Adjustment is an increase in Death Benefit payment, an increase or decrease in a withdrawal payment or in the amount applied to an Income Plan reflecting the impact of changes in interest rates between the time the Account was established and the time of distribution.

OWNER(S)("YOU") -- The person or persons designated as the Owner in the Contract.

PAYOUT START DATE -- The date the Contract Value adjusted by any Market Value Adjustment is applied to an Income Plan.

TREASURY RATE -- The U.S. Treasury Note Constant Maturity weekly yield as reported in Federal Reserve Bulletin Release H.15.

WITHDRAWAL CHARGE -- The charge that is assessed by the Company on withdrawals in excess of the Free Withdrawal Amount.


- ---------------------------------------------------------

THE CONTRACTS

THE PURCHASE OF CONTRACTS


1. WHAT IS THE PURPOSE OF THE CONTRACT?

The Contract described in this prospectus is designed to aid you in your choice of short-term, mid-term, or long-term financial planning and can be used for retirement planning regardless of whether the plan qualifies for special federal income tax treatment. The Contract has an accumulation phase and a payout phase. The accumulation phase is the first of the two phases and begins on the Issue Date and continues until the Payout Start Date. During the accumulation phase, interest is credited to your purchase payment and both a cash withdrawal benefit and a Death Benefit are available. The payout phase begins on the Payout Start Date and provides income payments under an Income Plan. The payout phase continues until the Company makes the last payment as provided by the Income Plan.

2. HOW IS A CONTRACT PURCHASED?

The minimum purchase payment the Company will accept is $5,000 ($2,000 for a qualified contract). The Owner must select the Guarantee Period(s) in which to allocate the purchase payment. The Owner may elect to allocate the purchase payment to one Guarantee Period or may split the purchase payment between many Guarantee Periods. The Company currently offers Guarantee Periods for 1, 3, 5, 6, 7, 8, 9 and 10 years. Guarantee Periods will be offered at the Company's discretion and may range from one to fifteen years. The Company reserves the right to limit or increase the amount of the purchase payment it will accept.

3. DOES THIS CONTRACT HAVE A FREE-LOOK PROVISION?

Yes. The Owner may cancel the Contract any time within 20 days after receipt of the Contract, or longer if required by state law, and receive a full refund of the purchase payment.

4. ONCE A CONTRACT IS PURCHASED, HOW IS THE OWNER INFORMED AS TO THE STATUS OF THE CONTRACT?

At least once a year, prior to the Payout Start Date, the Owner will be sent a statement containing Account Value information of the Contract. In addition, the Owner can call the Company's Customer Support Unit directly at 1-800-776-6978 at anytime.

THE ACCUMULATION PHASE

5. HOW IS INTEREST CREDITED TO THE CONTRACT?

Interest will be credited to the purchase payment from the Issue Date. No deductions are made from the purchase payment. Therefore, the full amount of the purchase payment is invested in an Account for accumulation of interest. Interest is credited daily to each Guarantee Period in the Contract and is based upon the interest rate of the Guarantee Period which has been chosen. For current interest rate information, please contact your sales representative or the Company's Customer Support Unit at 1-800-776-6978.

The following example illustrates how an Account Value would grow given an assumed purchase payment, Guarantee Period, and effective annual interest rate. The effective annual interest rate is defined as the yield resulting when interest credited at the underlying daily rate has compounded for a full year.


          EXAMPLE OF INTEREST CREDITING DURING THE GUARANTEE PERIOD:


Purchase Payment:............................... $10,000.00
Guarantee Period:...............................   5 years
Effective Annual Rate:..........................    5.25%



                END OF CONTRACT YEAR:

                                        YEAR 1          YEAR 2          YEAR 3         YEAR 4        YEAR 5
                                        ------          ------          ------         ------        ------
Beginning Account Value             $10,000.00
 X (1 + Effective Annual Rate)          1.0525
                                    ----------
                                    $10,525.00

Account Value at end of Contract                    $10,525.00
year 1 X (1 + Effective Annual                          1.0525
Rate)                                               ----------
                                                    $11,077.56

Account Value at end of Contract                                    $11,077.56
year 2 X (1 + Effective Annual                                          1.0525
Rate)                                                               ----------
                                                                    $11,659.13


Account Value at end of Contract                                                   $11,659.13
year 3 X (1 + Effective Annual                                                         1.0525
Rate)                                                                              ----------
                                                                                   $12,271.24

Account Value at end of Contract                                                                 $12,271.24
year 4 X (1 + Effective Annual                                                                       1.0525
Rate)                                                                                            ----------

Account Value at end of Guarantee
 Period:                                                                                         $12,915.47
                                                                                                 ==========

TOTAL INTEREST CREDITED IN GUARANTEE PERIOD: $2,915.47 ($12,915.47 - $10,000.00)



NOTE: The above illustration assumes no withdrawals of any amount during the entire five-year period. A Market Value Adjustment and Withdrawal Charge would apply to any such interim withdrawal in excess of the Free Withdrawal Amount. The hypothetical interest rate is for illustrative purposes only and is not intended to predict future interest rates to be declared under the Contract. Actual interest rates declared for any given Guarantee Period may be more or less than shown above.

The Company has no specific formula for determining the rate of interest that it will declare initially or in the future. Such interest rates will be reflective of investment returns available at the time of the determination. In addition, the management of the Company may also consider various other factors in determining interest rates, including regulatory and tax requirements, sales commissions and administrative expenses borne by the Company, general economic trends, and competitive factors.

THE MANAGEMENT OF THE COMPANY WILL MAKE THE FINAL DETERMINATION AS TO THE INTEREST RATES TO BE DECLARED. THE COMPANY CAN NEITHER PREDICT NOR GUARANTEE FUTURE INTEREST RATES TO BE DECLARED.

          6. WHAT HAPPENS TO THE ACCOUNT VALUE AT THE END OF A GUARANTEE
     PERIOD?

     Prior to the end of a Guarantee Period, a notice will be mailed to the Owner outlining the options available at the end of a Guarantee Period. Within 30 days after the end of a Guarantee Period the Owner may:

          - take no action and the Company will automatically apply the Account Value to a new Guarantee Period of the same duration as the expiring Guarantee Period to be established on the day the previous Guarantee Period expired; or

          - notify the Company to apply the Account Value to a new Guarantee Period(s) to be established on the day the previous Guarantee Period expired; or

          - receive a portion of the Account Value or the entire Account Value through a partial or full withdrawal that is not subject to a Market Value Adjustment (Withdrawal Charges may apply). In this case, the amount withdrawn will be deemed to have been withdrawn on the day the Guarantee Period expired.

          7. IS IT POSSIBLE TO PRESELECT A RENEWAL GUARANTEE PERIOD AT THE POINT OF PURCHASE?

     Yes. The Automatic Laddering Program allows the Owner to choose, in advance, one renewal Guarantee Period for the renewing Account. The Owner can select the Automatic Laddering Program at any time during the accumulation phase, including on the Issue Date. The Automatic Laddering Program will continue until the Owner gives written notice to the Company.

          8. CAN A PARTIAL WITHDRAWAL OR A FULL WITHDRAWAL BE TAKEN AT ANY
     TIME?

          Yes. As long as the Contract is still in the accumulation phase and has not entered the payout phase, the Owner may withdraw money from the Contract or surrender the Contract at any time (a Withdrawal Charge, Market Value Adjustment and taxes may apply, including a 10% penalty tax for withdrawals prior to the Owner attaining age 59 1/2). Partial withdrawals may be taken automatically through systematic withdrawals. The Owner must specify the Account from which the withdrawal will be taken. If a partial withdrawal reduces the Contract Value to less than $2,000, the withdrawal will be treated as a request to withdraw the entire Contract Value. If you withdraw the entire Contract Value, the Contract will terminate. The Company may defer payment of any partial withdrawal or full withdrawal for a period not exceeding six months from the date of the receipt of the request.

ADJUSTMENTS TO ACCOUNT VALUE (WITHDRAWAL CHARGE, MARKET VALUE ADJUSTMENT AND TAXES)

        9. IF A PARTIAL WITHDRAWAL OR FULL WITHDRAWAL IS REQUESTED, HOW IS THE AMOUNT RECEIVED DETERMINED?

     The main component in determining the amount received by the Owner is the amount which was requested, however, there may be adjustments to the requested amount. A Withdrawal Charge may reduce the amount requested. A Market Value Adjustment may apply which may reduce or increase the amount requested. Premium taxes and federal income tax withholding may apply and would reduce the amount requested. In summary:

     The amount received by the Owner under a partial withdrawal or full withdrawal request equals the amount requested less a Withdrawal Charge (if applicable) plus or minus a Market Value Adjustment (if applicable) less premium taxes and withholding (if applicable).

     The questions which follow further clarify the components used in determining the amount received upon a partial withdrawal or full withdrawal.

        10. UPON A PARTIAL WITHDRAWAL OR FULL WITHDRAWAL, IS THE ENTIRE AMOUNT REQUESTED SUBJECT TO A WITHDRAWAL CHARGE AND A MARKET VALUE ADJUSTMENT?

     No. Only amounts in excess of the Free Withdrawal Amount will be subject to a Withdrawal Charge and a Market Value Adjustment. Each year the Free Withdrawal Amount is equal to 10% of the purchase payment. Any Free Withdrawal Amount which is not actually withdrawn in a year may not be carried over to increase the Free Withdrawal Amount in a subsequent year.

     In addition to the Free Withdrawal Amount, any funds withdrawn which are within the first 30 days of their renewal Guarantee Period will be completely free from any Market Value Adjustment.

        11. WHAT IS THE WITHDRAWAL CHARGE UPON A PARTIAL WITHDRAWAL OR FULL WITHDRAWAL?

     The amount withdrawn from the Account Value in excess of the Free Withdrawal Amount is subject to the following Withdrawal Charge:

CONTRACT YEAR        1      2      3      4      5      6       7      8 AND LATER
- --------------       ----   ----   ----   ----   ----   ----    ----   -----------------
Percentage           7%     7%     6%     5%     4%     3%      2%     0%

     For each withdrawal, the year in the above table is measured once from the date the funds are first allocated to the original Guarantee Period.

The Withdrawal Charge is determined by multiplying the percentage corresponding to the year the Contract has been in-force times that part of each withdrawal that is in excess of the Free Withdrawal Amount.

The Company will waive any Withdrawal Charge and any Market Value Adjustment prior to the Payout Start Date if at least 30 days after the Issue Date any Owner (or Annuitant if the Owner is not a natural person) 1) is first confined to a long-term care facility or hospital for at least 90 consecutive days, confinement is prescribed by a physician and is medically necessary, and the request for a withdrawal and adequate written proof of confinement are received by us no later than 90 days after discharge; or 2) is first diagnosed by a physician as having a terminal illness and a request for a withdrawal and adequate proof of diagnosis are received by us.

12. WHAT IS THE MARKET VALUE ADJUSTMENT UPON A PARTIAL OR FULL WITHDRAWAL, AT DEATH, OR APPLIED TO AN INCOME PLAN?

The Market Value Adjustment will be applied to all amounts withdrawn, paid at death or applied to an Income Plan, which are not exempt from adjustment as discussed in question 10.

The Market Value Adjustment reflects the relationship between (1) the current Treasury Rate for the time of death or the request for withdrawal or income plan payment request for a maturity equal to the Account Guarantee Period, and (2) the original Treasury Rate at the time the Account was established for a maturity equal to the Account Guarantee Period. Since current Treasury Rates are the basis for the investment yields at the time, and current interest rates are based, in part, upon investment yields available when the Account was established, the effect of the Market Value Adjustment will be closely related to the levels of such yields. As such, the Owner bears some investment risk under the Contract.

Generally, if the original Treasury Rate at the time the Account was established is higher than the applicable current Treasury Rate (interest rate for a period equal to the Account Guarantee Period), then the Market Value Adjustment will result in a higher amount payable to the Owner. Similarly, if the original Treasury Rate at the time the Account was established is lower than the current Treasury Rate, then the Market Value Adjustment will result in a lower amount payable to the Owner.

For example, assume the Owner purchases a Contract and selects an initial Guarantee Period of five years and the Treasury Rate for that duration is 6.34%. Assume that at the end of three years, the Owner makes a partial withdrawal. If, at that later time, the current Treasury Rate for a five year Guarantee Period is 5.84%, then the Market Value Adjustment will be positive, which will result in an increase in the amount payable to the Owner. Similarly, if the current Treasury Rate for the five year Guarantee Period is 6.84%, then the Market Value Adjustment will be negative, which will result in a decrease in the amount payable to the Owner.

The formula for calculating the Market Value Adjustment is set forth in Appendix A to this prospectus which also contains additional illustrations of the application of the Market Value Adjustment.

13. THE IRS REQUIRES ANNUAL WITHDRAWALS TO BE TAKEN FROM QUALIFIED CONTRACTS UPON ATTAINMENT OF AGE 70. WILL THESE WITHDRAWALS INCUR WITHDRAWAL CHARGES AND MARKET VALUE ADJUSTMENTS?

No. Both the Withdrawal Charge and Market Value Adjustment will be waived on withdrawals taken to satisfy IRS required minimum distribution rules for this Contract.

14.  WHAT ARE THE TAX IMPLICATIONS ASSOCIATED WITH THE CONTRACT?

It varies based upon the Owner's circumstances. Generally, the two areas which may give rise to a taxable situation are personal federal and state income taxation and taxation of the Company.

With respect to personal federal and state income tax, an annuity contract owner who is a natural person is not taxed on increases in the contract value until a distribution occurs. For federal income tax purposes, distributions include the receipt of proceeds from an assignment or pledge of any portion of the value of the contract, as well as withdrawals, income payments, or death benefits. In addition, personal federal and state income tax withholding may be deducted from partial withdrawal and full withdrawal payments. Amounts withheld for personal taxes do not necessarily represent the owner's entire income tax liability.

With respect to taxation of the Company, premium taxes and other applicable taxes imposed on the Company may be deducted from the Contract's purchase payment or Contract Value upon a full withdrawal or annuitization of the Contract. Current premium tax rates range from 0 to 3.5%, but are subject to change by state regulation.

There are several exceptions to the above generalizations. More complete information can be found in the "Federal Tax Matters" section found on page ___ of this prospectus.

THE PARTIES TO THE CONTRACT

15.  WHAT RIGHTS DOES AN OWNER HAVE UNDER THIS CONTRACT?

This Contract offers the Owner several rights. The Owner may:

          - receive any withdrawals or periodic income payments from the Contract, unless the Owner has directed the Company to pay them to someone else;

          - name and change the Owner, Beneficiary, and Annuitant (only if the Owner is a natural person);

          - assign periodic income payments under the Contract prior to the Payout Start Date;

          - elect a Death Benefit option upon death of a co-owner or Annuitant if the Owner is not a natural person; and

          -  terminate the Contract.

The above may be subject to the rights of any irrevocable Beneficiary.


16.  WHAT PURPOSE DOES THE ANNUITANT SERVE?

The Annuitant's life determines the income payments which will begin on the Payout Start Date. This Contract requires an Annuitant at all times during the accumulation phase and on the Payout Start Date. The Annuitant must be a natural person. A Death Benefit may be payable upon the death of the Annuitant only if the Owner is not a natural person. Joint annuitants are only permitted on or after the Payout Start Date.


17.  WHO IS THE BENEFICIARY TO THE CONTRACT?

The Beneficiary varies based upon who the Owner is, and the designation of the parties to the Contract by the Owner. The Beneficiary will be determined from the most recent written request of the Owner. If the Owner does not name a Beneficiary or if the Beneficiaries named are no longer living, the Beneficiary will be:

          -  a contingent beneficiary named by the Owner; otherwise

          -  the Owner's spouse if living; otherwise

          -  the Owner's children, equally, if living; otherwise

          -  the Owner's estate.

18.  WHAT PURPOSE DOES THE BENEFICIARY SERVE?

The Beneficiary becomes the new Owner if the sole surviving Owner dies prior to the Payout Start Date. If the sole surviving Owner dies after the Payout Start Date, the Beneficiary will receive any guaranteed income payments scheduled to continue.

THE DEATH BENEFIT PROVISIONS

19.  UPON DEATH OF THE OWNER, WHO IS THE NEW OWNER OF THE CONTRACT?

The new Owner is any surviving joint Owner(s) or if none, the Beneficiary.

20.  UPON DEATH OF THE OWNER, WHAT OPTIONS DOES THE NEW OWNER HAVE?

If the Owner eligible to receive a distribution upon death is not a natural person, then the Owner may elect to receive the distribution upon death in one or more distributions. Otherwise, if the

Owner is a natural person, the Owner may elect to receive a distribution upon death in one or more distributions or periodic payments through an Income Plan.

A Death Benefit will be paid: 1) if the Owner elects to receive the Death Benefit in a single payment distributed within 180 days of the date of death; and 2) if the Death Benefit is paid as of the day the value of the Death Benefit is determined. Otherwise the settlement value will be paid. The settlement value is the same amount that would be paid in the event of withdrawal of the Contract Value. The Company will calculate the settlement value at the end of the period coinciding with the requested distribution date for payment or on the mandatory distribution date of 5 years after the date of death.

In any event, the entire distribution upon death must be distributed within five years after the date of death unless an Income Plan is selected or a surviving spouse continues the Contract in accordance with the following sections:

Payments from the Income Plan must begin within one year of the date of death and must be payable throughout:

          .  the life of the Owner; or
          . a period not to exceed the life expectancy of the Owner; or . the life of the Owner with payments guaranteed for a period not to exceed the life expectancy of the owner.

Prior to the Payout Start Date, the benefit is equal to the greatest of:

          (a) the Contract Value on the date the Company determines the death benefit; or

          (b) the amount that would have been payable in the event of a full withdrawal of the Contract Value on the date the Company determines the death benefit; or

If the new Owner is the spouse of the deceased Owner, the new Owner may elect to continue the Contract. See question 21, below.

The Company will not settle any death claims until it receives due proof of death.

21. IF THE NEW OWNER IS THE SURVIVING SPOUSE OF THE DECEASED OWNER, WHAT HAPPENS TO THE CONTRACT UPON THE OWNER'S DEATH?

In addition to the options available in question 20, a surviving spousal Owner has the following options:

          -  continue the Contract as if the death had not occurred; and

          - if the Contract is continued, one withdrawal of any amount within one year of the date of death is allowed without incurring a Withdrawal Charge. However, a Market Value Adjustment will apply.

22. IF THE OWNER IS NOT THE ANNUITANT AND THE ANNUITANT DIES PRIOR TO THE PAYOUT START DATE, WHAT HAPPENS TO THE CONTRACT?

In most cases, the Contract will continue as if the death had not occurred and the new Annuitant will be the youngest Owner. However, when the Annuitant dies and the Owner is not a natural person, the Owner may elect to receive the distribution upon death in one or more distributions within five years of the Annuitant's death. A Death Benefit will be paid: 1) if the Owner elects to receive the Death Benefit in a single payment distributed within 180 days of the date of death; and 2) if the Death Benefit is paid as of the day the value of the Death Benefit is determined. Otherwise, the settlement value will be paid.


THE PAYOUT PHASE

23. WHAT IS THE PAYOUT START DATE?

The date on which the accumulation phase ceases and the payout phase begins. During the payout phase, the Owner receives income payments based upon an Income Plan selected by the Owner from the Contract. The payout phase will continue until the Company makes the last payment as provided by the Income Plan chosen. The Owner may change the Payout Start Date at any time by notifying the Company in writing of the change at least 30 days before the scheduled Payout Start Date. The Payout Start Date must be at least one month after the Issue Date and on or before the later of:

          - the Annuitant's 90th birthday; or

          - the 10th anniversary of the Contract's Issue Date.

24. WHAT TYPES OF INCOME PLANS ARE AVAILABLE IN THE CONTRACT?

Income payments are made under an Income Plan which may be chosen by the Owner. The types of Income Plans which are available are as follows:

          - Life Income with Guaranteed Payments -- If the Annuitant dies before all the guaranteed payments have been made, the remainder of the guaranteed payments will be made to the Owner; or

          - Joint and Survivor Life Income with Guaranteed Payments -- If both the Annuitant and Joint Annuitant die before the guaranteed payments have been made, the remainder of the guaranteed payments will be made to the Owner; or

          - Guaranteed Payments for a Specified Period -- Payments under this option do not depend on the continuation of the Annuitant's life.

Any period for which payments are guaranteed may range from 60 to 360 months. If any Owner dies, guaranteed income payments will continue as scheduled. Up to 30 days before the Payout Start Date, the Owner may change the Income Plan or request any other form of Income Plan agreeable to both the Company and the Owner. If the Company does not receive a written choice from the Owner, the Income Plan will be life income with 120 monthly payments guaranteed. If an Income Plan is chosen which depends on the Annuitant's or Joint Annuitant's life, proof that the Annuitant or Joint Annuitant is still alive before each payment and proof of age and sex may be required before income payments begin. The Company reserves the right to offer other Income Plans.

25. HOW ARE THE INCOME PAYMENTS FROM AN INCOME PLAN DETERMINED?

To determine the income payments, the Contract Value, adjusted by any Market Value Adjustment less any applicable premium taxes, will be applied to the greater of:

          -    payment plan rates declared by the Company; or

          -    guaranteed payment plan rates as described in the Contract.

If the monthly income payments determined under the Income Plan are less than $20, the Company may pay the Contract Value, adjusted by any Market Value Adjustment less any applicable premium taxes, in a lump sum or change the payment frequency to an interval which results in income payments of at least $20.

The Contracts are based on life annuity tables that provide for different benefit payments to men and women of the same age (except in states which require unisex annuity tables). Nevertheless, in accordance with the U.S. Supreme Court's decision in ARIZONA GOVERNING COMMITTEE V. NORRIS, in certain employment-related situations, annuity tables that do not vary on the basis of sex may be used. Accordingly, if the Contract is to be used in connection with an employment-related retirement or benefit plan, consideration should be given in consultation with legal counsel, to the impact of NORRIS on any such plan before making any contributions under these Contracts.

The dollar amount of income payments is generally affected by the duration of the Income Plan selected. For example, if an Income Plan Guaranteed for Life is chosen, the income payments may be greater or less than income payments under an Income Plan for a specified period depending on the life expectancy of the Annuitant. Also, the Company may require proof that the Annuitant or joint Annuitant is still alive before the Company makes each payment that depends on their continued life.

26. CAN PARTIAL WITHDRAWALS BE TAKEN FROM THE CONTRACT OR CAN THE CONTRACT BE SURRENDERED ONCE IT HAS ENTERED THE PAYOUT PHASE?

No. After the Contract Value has been applied to an Income Plan on the Payout Start Date, the Income Plan can not be changed, the exchange of the Contract Value for an Income Plan can not be reversed, and no withdrawals can be made.
                 -------------------------------------------------

AMENDMENT OF THE CONTRACTS

The Company reserves the right to amend the Contracts to meet the requirements of applicable federal or state laws or regulations. The Company will notify the Owner of any such amendments.
                   -----------------------------------------

DISTRIBUTION OF THE CONTRACTS

Allstate Life Financial Services, Inc. ("ALFS"), 3100 Sanders Road, Northbrook, Illinois, a wholly-owned subsidiary of Allstate Life, acts as the principal underwriter of the Contracts. ALFS is registered as a broker-dealer under the Securities Exchange Act of 1934 and became a member of the National Association of Securities Dealers, Inc. on June 30, 1993. Contracts are sold by unaffiliated registered representatives of broker-dealers or bank employees who are licensed insurance agents appointed by the Company, either individually or through an incorporated insurance agency. In some states, Contracts may be sold by representatives or employees of banks that may be acting as broker-dealers without separate registration under the Securities Act of 1934, pursuant to legal and regulatory exceptions.

Commissions paid may vary, but in aggregate are not anticipated to exceed 8% of any purchase payment. In addition, under certain circumstances, certain sellers of the Contracts may be paid persistency bonuses which will take into account, among other things, the length of time purchase payments have been held under a Contract, and Contract Values. A persistency bonus is not expected to exceed 1.20%, on an annual basis, of the Contract Values considered in connection with the bonus. These commissions are intended to cover distribution expenses.

The Underwriting Agreement between the Company and ALFS provides that the Company will indemnify ALFS for certain damages that may be caused by actions, statements or omissions by the Company.

The Company and ALFS reserve the right to offer the Contract at a special interest rate(s) for specific time periods to customers of certain broker-dealers. The Company and ALFS may also negotiate special commissions with such broker-dealers.
                   ------------------------------------------
FEDERAL TAX MATTERS

INTRODUCTION

THE FOLLOWING DISCUSSION IS GENERAL AND IS NOT INTENDED AS TAX ADVICE. THE COMPANY MAKES NO GUARANTEE REGARDING THE TAX TREATMENT OF ANY CONTRACT OR TRANSACTION INVOLVING A CONTRACT.

Federal, state, local and other tax consequences of ownership or receipt of distributions under an annuity contract depend on the individual circumstances of each person. If you are concerned about any tax consequences with regard to your individual circumstances, you should consult a competent tax adviser.

TAXATION OF THE COMPANY

     The Company is taxed as a life insurance company under Part I of Subchapter L of the Internal Revenue Code. The following discussion assumes that the Company is taxed as a life insurance company under Part I of Subchapter L.

TAXATION OF ANNUITIES IN GENERAL

TAX DEFERRAL. In general, an annuity contract owned by a natural person is not taxed on increases in the Contract Value until a distribution occurs. Annuity contracts owned by non-natural persons are generally not treated as annuity contracts for federal income tax purposes and the income on such contracts is taxed as ordinary income received or accrued by the owner during the taxable year. There are exceptions to the non-natural owner rule and you should discuss these with your tax advisor.

TAXATION OF PARTIAL AND FULL WITHDRAWALS. In the case of a partial withdrawal under a non-qualified contract, amounts received are taxable to the extent the Contract Value before the withdrawal exceeds the investment in the contract. In the case of a partial withdrawal under a qualified contract, the portion of the payment that bears the same ratio to the total payment that the investment in the contract bears to the Contract Value, can be excluded from income. In the case of a full withdrawal under a non-qualified contract or a qualified contract, the amount received will be taxable only to the extent it exceeds the investment in the contract. If an individual transfers an annuity contract without full and adequate consideration to a person other than the individual's spouse (or to a former spouse incident to a divorce), the owner will be taxed on the difference between the Contract Value and the investment in the contract at the time of transfer. Other than in the case of certain qualified contracts, any amount received as a loan under a contract, and any assignment or pledge (or agreement to assign or pledge) of the Contract Value is treated as a withdrawal of such amount or portion.

TAXATION OF ANNUITY PAYMENTS. Generally, the rule for income taxation of payments received from an annuity contract provides for the return of the owner's investment in the contract in equal tax-free amounts over the payment period. The balance of each payment received is taxable. In the case of fixed annuity payments, the amount excluded from income is determined by multiplying the payment by the ratio of the investment in the contract (adjusted for any refund feature or period certain) to the total expected value of annuity payments for the term of the contract.

TAXATION OF ANNUITY DEATH BENEFITS. Amounts may be distributed from an annuity contract because of the death of an owner or annuitant. Generally, such amounts are includible in income as follows: (1) if distributed in a lump sum, the amounts are taxed in the same manner as a full withdrawal or (2) if distributed under an annuity option, the amounts are taxed in the same manner as an annuity payment.

PENALTY TAX ON PREMATURE DISTRIBUTIONS. There is a 10% penalty tax on the taxable amount of any premature distribution from a non-qualified annuity contract. The penalty tax generally applies to any distribution made prior to the owner attaining age 59 1/2. However, there should be no penalty tax on distributions to owners (1) made on or after the owner attains age 59 1/2; (2) made as a result of the owner's death or disability; (3) made in substantially equal periodic payments over life or life expectancy; or (4) made under an immediate annuity. Similar rules apply for distributions under certain qualified contracts.

AGGREGATION OF ANNUITY CONTRACTS. All non-qualified annuity contracts issued by the Company (or its affiliates) to the same owner during any calendar year will be aggregated and treated as one annuity contract for purposes of determining the taxable amount of a distribution.

IRS REQUIRED DISTRIBUTION AT DEATH RULES. In order to be considered an annuity contract for federal income tax purposes, an annuity contract must provide: (1) if any owner dies on or after the annuity start date but before the entire interest in the contract has been distributed, the remaining portion of such interest must be distributed at least as rapidly as under the method of distribution being used as of the date of the owner's death; (2) if any owner dies prior to the annuity start date, the entire interest in the contract will be distributed within five years after the date of the owner's death. These requirements are satisfied if any portion of the owner's interest which is payable to, or for the benefit of, a designated beneficiary is distributed over the life of such beneficiary (or over a period not extending beyond the life expectancy of the beneficiary) and the distributions begin within one year of the owner's death. If the owner's designated beneficiary is the surviving spouse of the owner, the contract may be continued with the surviving spouse as the new owner. If the owner of the contract is a non-natural person, then the annuitant will be treated as the owner for purposes of applying the distribution at death rules. Also, a change of annuitant on a contract owned by a non-natural owner will be treated as the death of the owner.

QUALIFIED PLANS

This annuity contract may be used with several types of qualified plans. The tax rules applicable to participants in such qualified plans vary according to the type of plan and the terms and conditions of the plan itself. Adverse tax consequences may result from excess contributions, premature distributions, distributions that do not conform to specified commencement and minimum distribution rules, excess distributions and in other circumstances. Owners and participants under the plan and annuitants and beneficiaries under the contract may be subject to the terms and conditions of the plan regardless of the terms of the contract.

TYPES OF QUALIFIED PLANS

INDIVIDUAL RETIREMENT ANNUITIES. Section 408 of the Code permits eligible individuals to contribute to an individual retirement program known as an Individual Retirement Annuity. Individual Retirement Annuities are subject to limitations on the amount that can be contributed and on the time when distributions may commence. Certain distributions from other types of qualified plans may be "rolled over" on a tax-deferred basis into an Individual Retirement Annuity.

SIMPLIFIED EMPLOYEE PENSION PLANS. Section 408(k) of the Code allows employers to establish simplified employee pension plans for their employees using the employees' individual retirement annuities if certain criteria are met. Under these plans the employer may, within specified limits, make deductible contributions on behalf of the employees to their individual retirement annuities.

TAX SHELTERED ANNUITIES. Section 403(b) of the Code permits public school employees and employees of certain types of tax-exempt organizations (specified in Section 501(c)(3) of the Code) to have their employers purchase annuity contracts for them, and subject to certain limitations, to exclude the purchase payment from the employees' gross income. An annuity contract used for a Section 403(b) plan must provide that distributions attributable to salary reduction contributions made after December 31, 1988, and all earnings on salary reduction contributions, may be made only after the employee attains age 59 1/2, separates from service, dies, becomes disabled or on the account of hardship (earnings on salary reduction contributions may not be distributed for hardship).

CORPORATE AND SELF-EMPLOYED PENSION AND PROFIT SHARING PLANS.
Sections 401(a) and 403(a) of the Code permit corporate employers to establish various types of tax favored retirement plans for employees. The Self-Employed Individuals Retirement Act of 1962, as amended, (commonly referred to as "H.R. 10" or "Keogh") permits self-employed individuals to establish tax favored retirement plans for themselves and their employees. Such retirement plans may permit the purchase of annuity contracts in order to provide benefits under the plans.

STATE AND LOCAL GOVERNMENT AND TAX-EXEMPT ORGANIZATION DEFERRED COMPENSATION PLANS. Section 457 of the Code permits employees of state and local governments and tax-exempt organizations to defer a portion of their compensation without paying current taxes. The employees must be participants in an eligible deferred compensation plan. Generally, under the non-natural owner rules, such contracts are not treated as annuity contracts for federal income tax purposes. However, under these plans, contributions made for the benefit of the employees will not be includible in the employees' gross income until distributed from the plan.

INCOME TAX WITHHOLDING. The Company is required to withhold federal income tax at a rate of 20% on all "eligible rollover distributions" unless an individual elects to make a "direct rollover" of such amounts to another qualified plan or Individual Retirement Account or Annuity (IRA). Eligible rollover distributions generally include all distributions from qualified contracts, excluding IRAs, with the exception of (1) required minimum distributions, or (2) a series of substantially equal periodic payments made over a period of at least 10 years, or the life (joint lives) of the participant (and beneficiary). For any distributions from non-qualified annuity contracts, or distributions from qualified contracts which are not considered eligible rollover distributions, the Company may be required to withhold federal and state income taxes unless the recipient elects not to have taxes withheld and properly notifies the Company of such election.

                    -------------------------------------------

THE COMPANY

BUSINESS

Glenbrook Life and Annuity Company (the "Company") is wholly owned by Allstate Life Insurance Company ("Allstate Life"), which is wholly owned by Allstate Insurance Company, a wholly-owned subsidiary of The Allstate Corporation (the "Corporation"). Sears, Roebuck and Co. ("Sears") distributed its remaining 80.3% ownership in the Corporation on June 30, 1995 to Sears common shareholders through a tax-free dividend. As a result of the distribution, Sears no longer has an ownership interest in the Corporation.

REINSURANCE AGREEMENTS

Effective December 31, 1993, the Company entered into an assumption reinsurance treaty with an affiliate, Glenbrook Life Insurance Company, to reinsure certain annuity contracts. Under the terms of the agreement, the Company assumed all of Glenbrook Life Insurance Company's liability under such contracts.

The Company and Allstate Life entered into a reinsurance agreement, effective June 5, 1992, under which the Company reinsures all of its fixed annuity business with Allstate Life. Under the reinsurance agreement, fixed annuity purchase payments are automatically transferred to Allstate Life and become invested with the assets of Allstate Life, and Allstate Life accepts 100% of the liability under such contracts. However, the obligations of Allstate Life under the terms of the reinsurance agreement are to the Company; the Company remains the sole obligor under the Contracts to the Owners. The Company reinsures substantially all of its annuities in force, including the business assumed from Glenbrook Life Insurance Company, with Allstate Life. Accordingly, the results of operations with respect to applications received and contracts issued by the Company are not reflected in the Company's financial statements. The amounts reflected in the Company's financial statements relate only to the investment of those assets of the Company that are not transferred to Allstate Life under the reinsurance agreement.

INVESTMENTS BY THE COMPANY

The Company's general account assets, like the general account assets of other insurance companies, including Allstate Life, must be invested in accordance with applicable state laws. These laws govern the nature and quality of investments that may be made by life insurance companies and the percentage of their assets that may be committed to any particular type of investment. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state, and municipal obligations, corporate bonds, preferred stocks, real estate mortgages, real estate and certain other investments. All of the Company's general account assets are available to meet the Company's obligations.

The Company will primarily invest its general account assets in investment-grade fixed income securities including the following:

               Securities issued by the United States Government or its agencies or instrumentalities, which may or may not be guaranteed by the United States Government;

               Debt instruments, including, but not limited to, issues of or guaranteed by banks or bank holding companies, and of corporations, which are deemed by the Company's management to have qualities appropriate for inclusion in this portfolio;

               Commercial mortgages, mortgage-backed securities collateralized by real estate mortgage loans, or securities collateralized by other assets, that are insured or guaranteed by the Federal Home Loan Mortgage Association, the Federal National Mortgage Association or the Government National Mortgage Association, or that have an investment grade at time of purchase within the four highest grades assigned by Moody's Investors Services, Inc. (Aaa, Aa, A or Baa), Standard & Poor's Corporation (AAA, AA, A or BBB) or any other nationally recognized rating service;

               Commercial paper, cash, or cash equivalents, and other short-term investments having a maturity of less than one year that are considered by the Company's management to have investment quality comparable to securities having the ratings stated above.

In addition, interest rate swaps, futures, options, rate caps, and other hedging instruments may be used solely for non-speculative hedging purposes. Anticipated use of these financial instruments shall be limited to protecting the value of portfolio sales or purchases, or to enhance yield through the creation of a synthetic security.

In addition, the Company maintains certain unitized separate accounts which invest in shares of open-end investment companies registered under the Investment Company Act of 1940. These separate account assets, which relate to the Company's variable annuity and variable life contracts, do not support the Company's obligations under the Contracts.

             ----------------------------------------------------


SELECTED FINANCIAL DATA


The following selected financial data for the Company should be read in conjunction with the financial statements and notes thereto included in this prospectus beginning on page F-1.

                      GLENBROOK LIFE AND ANNUITY COMPANY
                            SELECTED FINANCIAL DATA
                               ($ IN THOUSANDS)

YEAR-END FINANCIAL DATA                                      1995        1994       1993     1992(2)
- -----------------------                                   ----------   --------   --------   -------
For The Years Ended December 31:
 Income Before Taxes.............................         $    4,455   $  2,017   $    836   $   337
 Net Income......................................              2,879      1,294        529       212
As of December 31:
 Total Assets (1)................................          1,409,705    750,245    169,361    12,183


- ------------------------
(1) The Company adopted SFAS No. 115, "Accounting for Certain Investments in
  Debt and Equity Securities" on December 31, 1993. See Note 3 to Financial
  Statements.

(2) For the period from April 1, 1992 (date of acquisition) to December 31,
  1992.

QUARTERLY FINANCIAL DATA                                                               1996            1995
- ------------------------                                                               ----            ----
For The Quarter Ended June 30:....................................................     $               $
        Income Before Taxes.......................................................
        Net Income................................................................
As of June 30:
        Total Assets..............................................................


          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

GENERAL

The following highlights significant factors influencing results of operations and financial position.

Glenbrook Life and Annuity Company ("the Company"), which is wholly owned by Allstate Life Insurance Company ("Allstate Life"), currently issues flexible premium fixed annuities, and beginning in 1995, flexible premium deferred variable annuity contracts through its separate accounts. The Company markets its products through banks and other financial institutions.

The Company reinsures all of its annuity deposits with Allstate Life, and all life insurance in-force with other reinsurers. Accordingly, the financial results reflected in the Company's statements of operations relate only to the investment of those assets of the Company that are not transferred to Allstate Life or other reinsurers under the reinsurance treaties.

Separate Account assets and liabilities are legally segregated and carried at fair value in the statements of financial position. The Separate Account investment portfolios were initially funded with a $10 million seed money contribution from the Company in 1995. Investment income and realized gains and losses of the Separate Account investments, other than the portion related to the Company's participation, accrue directly to the contractholders (net of fees) and, therefore, are not included in the Company's statements of operations.

RESULTS OF
OPERATIONS
                                            1995      1994      1993
                                            ----      ----      ----
                                              $ IN THOUSANDS

 Net investment income...................   $ 3,996   $ 2,017   $  753
                                            -------   -------   ------
 Realized capital gains (losses), after
  tax....................................   $   298   $    --   $   54
                                            -------   -------   ------
 Net income..............................   $ 2,879   $ 1,294   $  529
                                            -------   -------   ------
 Fixed income securities, at amortized
  cost...................................   $44,112   $51,527   $9,543
                                            -------   -------   ------

Net investment income increased $2.0 million in 1995, and $1.3 million in 1994. In both years, the increases were attributable to an increased level of investments, including the Company's participation in the Separate Accounts during 1995, and a $40 million capital contribution received from Allstate Life in the third quarter of 1994. Net income increases of $1.6 million and $0.8 million reflect the change in net investment income in both years.

Realized capital gains after tax of $0.3 million in 1995 were the result of sales of investments to fund the Company's participation in the Separate Accounts.

FINANCIAL POSITION

                                                 1995      1994
                                                 ----      ----
                                                  $ IN THOUSANDS

Fixed income securities, at fair value......   $   48,815  $ 49,807
                                               ----------  --------
Unrealized net capital gains (losses) (1)...   $    5,164  $ (1,720)
                                               ----------  --------
Separate Account assets, at fair value......   $   15,578  $     --
                                               ----------  --------
Contractholder funds........................   $1,340,925  $696,854
                                               ----------  --------
Reinsurance recoverable from Allstate Life..   $1,340,925  $696,854
                                               ----------  --------

- ---------------------

(1) Unrealized net capital gains (losses) exclude the effect of deferred income taxes.

Fixed income securities are classified as available for sale and carried in the statements of financial position at fair value. Although the Company generally intends to hold its fixed income securities for the long-term, such classification affords the Company flexibility in managing the portfolio in response to changes in market conditions.

At December 31, 1995 unrealized capital gains were $5.2 million compared to unrealized capital losses of $1.7 million at December 31, 1994. The significant change in the unrealized capital gain/loss position is primarily attributable to declining interest rates.

At December 31, 1995 both contractholder funds and amounts recoverable from Allstate Life under reinsurance treaties reflect an increase of $644 million. These increases result from sales of the Company's single and flexible premium deferred annuities partially offset by surrenders. Reinsurance recoverable from Allstate Life relates to policy benefit obligations ceded to Allstate Life.

The Company's participation in the Separate Accounts of $10.5 million at December 31, 1995 is included in the Separate Accounts assets. Unrealized net capital gains arising from the Company's participation in the Separate Accounts was $0.3 million, net of tax, at December 31, 1995.

LIQUIDITY AND CAPITAL RESOURCES

Allstate Life made a $40 million capital contribution to the Company in the third quarter of 1994.

Under the terms of intercompany reinsurance agreements, assets of the Company that relate to insurance in-force, excluding Separate Account assets, are transferred to Allstate Life or other reinsurers, who maintain investment portfolios which support the Company's products.

               ------------------------------
[MD&A for the quarter]
               ------------------------------

COMPETITION

The Company is engaged in a business that is highly competitive because of the large number of stock and mutual life insurance companies and other entities competing in the sale of insurance and annuities. There are approximately 2,000 stock, mutual and other types of insurers in business in the United States. A.M. Best Company assigns A+ (Superior) to Allstate Life which automatically reinsures all net business of the Company. A.M. Best Company also assigns the Company the rating of A+(r) because the Company automatically reinsures all business with Allstate Life. Standard & Poor's Insurance Rating Services assigns AA+ (Excellent) to Glenbrook Life's claims-paying ability and Moody's assigns an Aa3 (Excellent) financial stability rating to Glenbrook Life. The Company shares the same ratings of its parent, Allstate Life Insurance Company.
               ------------------------------

EMPLOYEES

As of December 31, 1995, Glenbrook Life and Annuity Company has approximately 43 employees at its home office in Northbrook, Illinois.
             --------------------------------------
PROPERTIES

The Company occupies office space provided by its parent, Allstate Life, in Northbrook, Illinois. Expenses associated with these offices are allocated on a direct and indirect basis to the Company.
             --------------------------------------
STATE AND FEDERAL REGULATION

The insurance business of the Company is subject to comprehensive and detailed regulation and supervision throughout the United States.

The laws of the various jurisdictions establish supervisory agencies with broad administrative powers with respect to licensing to transact business, overseeing trade practices, licensing agents, approving policy forms, establishing reserve requirements, fixing maximum interest rates on life insurance policy loans and minimum rates for accumulation of surrender values, prescribing the form and content of required financial statements and regulating the type and amounts of investments permitted. Each insurance company is required to file detailed annual reports with supervisory agencies in each of the jurisdictions in which it does business and its operations and accounts are subject to examination by such agencies at regular intervals.

Under insurance guaranty fund law, in most states, insurers doing business therein can be assessed up to prescribed limits for contract owner losses incurred as a result of company insolvencies. The amount of any future assessments on the Company under these laws cannot be reasonably estimated. Most of these laws do provide, however, that an assessment may be excused or deferred if it would threaten an insurer's own financial strength.

In addition, several states, including Illinois, regulate affiliated groups of insurers, such as the Company and its affiliates, under insurance holding company legislation. Under such laws, intercompany transfers of assets and dividend payments from insurance subsidiaries may be subject to prior notice or approval, depending on the size of such transfers and payments in relation to the financial positions of the companies.

Although the federal government generally does not directly regulate the business of insurance, federal initiatives often have an impact on the business in a variety of ways. Current and proposed federal measures which may significantly affect the insurance business include employee benefit regulation, controls on medical care costs, removal of barriers preventing banks from engaging in the securities and insurance business, tax law changes affecting the taxation of insurance companies, the tax treatment of insurance products and its impact on the relative desirability of various personal investment vehicles, and proposed legislation to prohibit the use of gender in determining insurance and pension rates and benefits.

                       ---------------------------------

EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY

The directors and executive officers are listed below, together with information as to their ages, dates of election and principal business occupations during the last five years (if other than their present business occupations).

LOUIS G. LOWER, II, 50, Chief Executive Officer and Chairman of the Board
(1995)* Also 1995 - Present Director of Allstate Indemnity Company; 1995 - Present Chairman of the Board and Chief Executive Officer of Glenbrook Life Insurance Company; 1995 - Present Chairman of the Board and Director of Laughlin Group Holdings, Inc.; 1995 - Present Chairman of the Board and Chief Executive Officer of Northbrook Life Insurance Company; 1995 - Present Chairman of the Board and Chief Executive Officer of Glenbrook Life and Annuity Company; 1995 - Present Director of Deerbrook Insurance Company; 1993 - Present Chairman of the Board, President and Director of The Northbrook Corporation; 1992 - Present Director of Glenbrook Life and Annuity Company; 1991 - Present Director of Allstate Life Financial Services, Inc.; 1991 - Present Chairman of the Board, President and Director of Glenbrook Life Insurance Company; 1990 - Present Director of Saison Life Insurance Co., LTD.; 1990 - Present Trustee of The Allstate Foundation; 1990 - Present Chairman of the Board and Director of Allstate Settlement Corporation; 1990 - Present Chairman of the Board, Chief Executive Officer and Director of Lincoln Benefit Life; 1990 - Present Chairman of the Board, Chief Executive Officer and Director of Surety Life Insurance Company; 1990 - Present President and Director of Allstate Life Insurance Company; 1990 - Present Director of Northbrook Life Insurance Company; 1990 - Present Chairman of the Board, President and Director of Allstate Life Insurance Company of New York; 1987 - Present Director of Allstate Insurance Company.

MARLA G. FRIEDMAN, 42, President, Chief Operating Officer and Director (1995)* Also 1995 - Present President and Chief Operating Officer of Glenbrook Life Insurance Company; 1995 - Present Vice Chairman and Director of Laughlin Group Holdings, Inc.; 1995 - Present President and Chief Operating Officer of Glenbrook Life and Annuity Company; 1995 - Present President and Chief Operating Officer of Northbrook Life Insurance Company; 1995 - Present Director of Allstate Settlement Corporation; 1993 - Present Director of The Northbrook Corporation; 1993 - Present Director of Allstate Life Financial Services, Inc.; 1992 - Present Director of Glenbrook Life and Annuity Company; 1992 - 1995 Vice President of Glenbrook Life and Annuity Company; 1991 - Present Director of Allstate Life Insurance Company; 1991 - Present Director of Glenbrook Life Insurance Company; 1990 - 1995 Vice President of Glenbrook Life Insurance Company; 1989 - Present Director of Northbrook Life Insurance Company.

MICHAEL J. VELOTTA, 50, Vice President, Secretary, General Counsel, and Director
(1992)* Also from 1995 - Present Secretary and Director of Laughlin Group Holdings, Inc.; 1994 - Present Secretary of Allstate Life Financial Services, Inc.; 1994 -Present Secretary of Allstate Settlement Corporation; 1993 - Present Director and Secretary of The Northbrook Corporation; 1993 - Present Director of Allstate Life Financial Services, Inc.; 1993 - Present Director of Allstate Settlement Corporation; 1993 - Present Vice President, Secretary and General Counsel of Allstate Life Insurance Company of New York; 1992 - Present Director of Allstate Life Insurance Company of New York; 1992 - Present Director and Vice President, Secretary and General Counsel of Allstate Life Insurance Company; 1992 - Present Director and Vice President, Secretary and General Counsel of Northbrook Life Insurance Company; 1992 - Present Director of Surety Life Insurance Company; 1992 - Present Director of Lincoln Benefit Life Company; 1992- Present Director and Vice President, Secretary and General Counsel of Glenbrook Life Insurance Company; 1992 - Present Director and Vice President, Secretary and General Counsel of Glenbrook Life and Annuity Company.

PETER H. HECKMAN, 50, Vice President and Director (1992)* Also from 1995 - Present Director of Laughlin Group Holdings, Inc.; 1993 - Present Director and Vice President of Allstate Settlement Corporation; 1992 - Present Director and Vice President of Glenbrook Life and Annuity Company; 1991 - Present Vice President and Controller of The Northbrook Corporation; 1990 - Present Vice President and Director of Glenbrook Life Insurance Company; 1990 - Present Director of Allstate Life Insurance Company of New York; 1990 - Present Director of Surety Life Insurance Company; 1990 - Present Director of Lincoln Benefit Life Company; 1989 - Present Vice President of Allstate Life Insurance Company of New York; 1988 - Present Director and Vice President of Northbrook Life Insurance Company; 1988 - Present Director and Vice President - Finance of Allstate Life Insurance Company.


G. CRAIG WHITEHEAD, 50, Assistant Vice President and Director (1995)* Also 1995
- - Present Director of Laughlin Group Holdings, Inc.; 1995 - Present Vice President and Director of Glenbrook Life and Annuity Company; 1995 - Present Director of Glenbrook Life Insurance Company; 1992 - Present Assistant Vice President of Glenbrook Life and Annuity Company; 1991 - Present Assistant Vice President of Allstate Life Insurance Company; 1991 - Present Assistant Vice President of Glenbrook Life Insurance Company.

BARRY S. PAUL, 40, Assistant Vice President and Controller (1992)* Also 1995 - Present Controller of Allstate Life Insurance Company; 1995 - Present Controller of Northbrook Life Insurance Company; 1995 - Present Controller of Allstate Settlement Corporation; 1992 - Present Assistant Vice President and Controller of Glenbrook Life and Annuity Company; 1991 - Present Assistant Vice President and Controller of Allstate Life Insurance Company of New York; 1991 - President Assistant Vice President and Controller of Glenbrook Life Insurance Company; 1988 - Present Assistant Vice President of Northbrook Life Insurance Company; and 1988 -Present Assistant Vice President of Allstate Life Insurance Company.

JAMES P. ZILS, 45, Treasurer (1995)* Also 6/10/96 - Present Vice President and Treasurer of Allstate Investment Management Company; 3/7/96 - Present Chairman of the Board, Director and Treasurer of Northbrook Holdings, Inc.; 1995 - Present Treasurer Laughlin Group Holdings, Inc.; 1995 - Present Treasurer of Allstate Life Insurance Company of New York; 1995 - Present

Treasurer of Allstate Life Financial Services, Inc.; 1995 - Present Treasurer of Allstate Life Insurance Company; 1995 - Present Treasurer of Allstate Settlement Corporation; 1995 - Present Treasurer of Glenbrook Life and Annuity Company; 1995 - Present Treasurer of Glenbrook Life Insurance Company; 1995 - Present Treasurer of Northbrook Life Insurance Company; 1995 -Present Treasurer of The Northbrook Corporation; 1995 - Present Vice President and Treasurer of AEI Group, Inc.; 1995 - Present Treasurer of Allstate International Inc.; 1995 - Present Vice President and Treasurer of Allstate Motor Club, Inc.; 1995 -Present Vice President and Treasurer of Direct Marketing Center Inc.; 1995 -Present Vice President and Treasurer of Enterprises Services Corporation; 1995 -Present Treasurer of The Allstate Foundation; 1995 - Present Vice President and Treasurer of Forestview Mortgage Insurance Company; 1995 - Present Vice President and Treasurer of Allstate Indemnity Company; 1995 - Present Treasurer Allstate Insurance Company; 1995 - Present Vice President and Treasurer of Allstate Property and Casualty; 1995 - Present Treasurer of Deerbrook Insurance; 1995 - Present Vice President and Treasurer of First Assurance Company; 1995 - Present Vice President and Treasurer of Northbrook Indemnity; 1995 - Present Vice President and Treasurer of Northbrook National Insurance Company; 1995 - Present Vice President and Treasurer of Northbrook Property and Casualty; 1993 - Present Vice President of Allstate Insurance Company; 1991 - 1993 Assistant Vice President of Allstate Insurance Company.

CASEY J. SYLLA, 53, Chief Investment Officer (1995)* Also 6/10/96 - Present Chairman of the Board, President and Director of Allstate Investment Management Company; 4/5/96 - Present Executive Vice President and Chief Investment Officer of Allstate International Inc.; 1995 -Present Chief Investment Officer of AEI Group, Inc.; 1995 - Present Chief Investment Officer of Allstate County Mutual; 1995 - Present Director of Allstate Insurance Company; 1995 - Present Director of Allstate Indemnity Company; 1995 - Present Chief Investment Officer of Allstate International Inc.; 1995 - Present Chief Investment Officer of Allstate Motor Club, Inc.; 1995 -Present Director of Allstate Property and Casualty Insurance Company; 1995 - Present Chief Investment Officer of Allstate Texas Lloyd's, Inc.; 1995 - Present Director of Deerbrook Insurance Company; 1995 - Present Chief Investment Officer of Direct Marketing Center Inc.; 1995 - Present Chief Investment Officer of Enterprises Services Corporation; 1995 - Present Director of First Assurance Company; 1995 - Present Director of Northbrook Indemnity Company; 1995 - Present Director of Northbrook National Insurance Company; 1995 - Present Director of Northbrook Property and Casualty Insurance Company; 1995 - Present Chief Investment Officer of Tech-Cor, Inc.; 1995 - Present Chief Investment Officer of The Allstate Foundation; 1995 - Present Chief Investment Officer of Allstate Life Insurance Company of New York; 1995 - Present Chief Investment Officer of Glenbrook Life and Annuity Company; 1995 - Present Chief Investment Officer and Director of Allstate Life Insurance Company; 1995 - Present Chief Investment Officer of Northbrook Life Insurance Company; 1995 - Present ChiefInvestment Officer of Glenbrook Life Insurance Company; 1995 - Present Chief Investment Officer of Allstate Settlement Corporation; 1995 - Present Chief Investment Officer of The Northbrook Corporation; 1995 - Present Senior Vice President and Chief Investment Officer of Allstate Insurance Company; 1995 -Present Senior Vice President and Chief Investment Officer of Allstate Indemnity; 1995 - Present Senior Vice President and Chief Investment Officer of Allstate Property and Casualty; 1995 - Present Senior Vice President and Chief Investment Officer of Deerbrook; 1995 - Present Senior Vice President and Chief investment Officer of First Assurance; 1995 - Present Senior Vice President and Chief Investment Officer of Northbrook Indemnity; 1995 - Present Senior Vice President and Chief Investment Officer of Northbrook

National; 1995 - Present Senior Vice President and Chief Investment Officer of Northbrook Property and Casualty; 1992 - 1995 Senior Vice President and Executive Officer Investments of Northwestern Mutual Life Insurance Company.


* Date elected to current office.

                  -----------------------------------------------------

EXECUTIVE COMPENSATION

Executive officers of the Company also serve as officers of Allstate Life and receive no compensation directly from the Company. Some of the officers also serve as officers of other companies affiliated with the Company. Allocations have been made as to each individual's time devoted to his or her duties as an executive officer of the Company. However, no officer's compensation allocated to the Company exceeded $100,000 in 1995. The allocated cash compensation of all officers of the Company as a group for services rendered in all capacities to the Company during 1995 totaled $5,976.86. Directors of the Company receive no compensation in addition to their compensation as employees of the Company.

Shares of the Company and Allstate Life are not directly owned by any director or officer of the Company. The percentage of shares of The Allstate Corporation beneficially owned by any director, and by all directors and officers of the Company as a group, does not exceed one percent of the class outstanding.

                          SUMMARY COMPENSATION TABLE
                         (ALLSTATE LIFE INSURANCE CO.)


                                                                                   LONG TERM COMPENSATION
                                                                      -----------------------------------------
           ANNUAL COMPENSATION                                        AWARDS              PAYOUTS
           -------------------                                        ------              -------
                                                                                            (G)
 (A)                                                      (E)             (F)            SECURITIES         (H)          (I)
NAME AND                                              OTHER ANNUAL    RESTRICTED        UNDERLYING         LTIP       ALL OTHER
PRINCIPAL            (B)       (C)           (D)      COMPENSATION      STOCK            OPTIONS/        PAYOUTS     COMPENSATION
POSITION            YEAR     SALARY($)     BONUS($)       $           AWARD(S)            SARS(#)          ($)          ($)
- ---------           ----     ---------     --------   ------------    ----------        ----------      --------     ------------

Louis G.            1995     $416,000      $266,175     $17,044        $199,890          $131,997        $411,122      $5,250(1)
Lower, II           1994     $389,050      $ 26,950     $25,889        $170,660             N/A              0         $1,890(1)
Chief               1993     $374,200      $294,683     $52,443        $318,625             N/A          $ 13,451      $6,296(1)
Executive
Officer
and
Chairman




- -------------------
(1) Amount received by Mr. Lower which represents the value allocated to his account from employer contributions under the Profit Sharing Fund and to its predecessor, The Savings and Profit Sharing Fund of Sears employees.
                   ------------------------------------------------

LEGAL PROCEEDINGS

The Company is involved in pending and threatened litigation in the normal course of its business in which claims for monetary damages are asserted. Management, after consultation with legal counsel, does not anticipate the ultimate liability arising from such pending or threatened litigation to have a material effect on the financial condition of the Company.

           ---------------------------------------------------------


EXPERTS

The financial statements of the Company included in this Prospectus and the related financial statement schedule have been audited by Deloitte & Touche LLP, Two Prudential Plaza, 180 North Stetson Avenue, Chicago, Illinois, 60601-6779, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

           --------------------------------------------------------


LEGAL MATTERS

Sutherland, Asbill & Brennan of Washington, D.C. has provided advice on certain matters relating to the federal securities laws. All matters of Illinois law pertaining to the Contracts, including the validity of the Contracts and the Company's right to issue such Contracts under Illinois insurance law, have been passed upon by Michael J. Velotta, General Counsel of the Company.

           ---------------------------------------------------------

                          INDEPENDENT AUDITORS' REPORT

TO THE BOARD OF DIRECTORS AND SHAREHOLDER OF
GLENBROOK LIFE AND ANNUITY COMPANY:

We have audited the accompanying Statements of Financial Position of Glenbrook Life and Annuity Company as of December 31, 1995 and 1994, and the related Statements of Operations, Shareholder's Equity and Cash Flows for each of the three years in the period ended December 31, 1995. Our audits also included
Schedule IV-Reinsurance. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Glenbrook Life and Annuity Company as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles. Also, in our opinion, Schedule IV-Reinsurance, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 3 to the financial statements, in 1993 the Company changed its method of accounting for investments in fixed income securities.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

March 1, 1996

                       GLENBROOK LIFE AND ANNUITY COMPANY
                        STATEMENTS OF FINANCIAL POSITION



                                                                           DECEMBER 31,
                                                                       -------------------------
                                                                          1995           1994
                                                                       ----------      ---------
                                                                            ($ IN THOUSANDS)
Assets
  Investments
    Fixed income securities
      Available for sale, at fair value (amortized cost $44,112 and
        $51,527)...................................................    $   48,815      $ 49,807
    Short-term.....................................................         2,102           924
                                                                       ----------      --------
        Total investments..........................................        50,917        50,731
  Reinsurance recoverable from Allstate Life Insurance Company.....     1,340,925       696,854
  Cash.............................................................           264
  Deferred income taxes............................................                         542
  Other assets.....................................................         2,021         2,118
  Separate Accounts................................................        15,578
                                                                       ----------      --------
        Total assets...............................................    $1,409,705      $750,245
                                                                       ==========      ========
Liabilities
  Contractholder funds.............................................    $1,340,925      $696,854
  Income taxes payable.............................................         1,637           605
  Deferred income taxes............................................         1,828
  Net payable to Allstate Life Insurance Company...................           255           128
  Separate Accounts................................................         5,048
                                                                       ----------      --------
        Total liabilities..........................................     1,349,693       697,587
                                                                       ----------      --------
Shareholder's equity
  Common stock ($500 par value, 4,200 shares authorized, issued, and
    outstanding)...................................................         2,100         2,100
  Additional capital paid-in.......................................        49,641        49,641
  Unrealized net capital gains (losses)............................         3,357        (1,118)
  Retained income..................................................         4,914         2,035
                                                                       ----------      --------
        Total shareholder's equity.................................        60,012        52,658
                                                                       ----------      --------

        Total liabilities and shareholder's equity.................    $1,409,705      $750,245
                                                                       ==========      ========

See notes to financial statements.

                       GLENBROOK LIFE AND ANNUITY COMPANY
                            STATEMENTS OF OPERATIONS



                                       YEAR ENDED DECEMBER 31,
                                       -----------------------
                                        1995     1994    1993
                                       -------  -------  -----
                                          ($ IN THOUSANDS)
Revenues
    Net investment income............   $3,996   $2,017  $ 753
    Realized capital gains (losses)..      459              83
                                        ------   ------  -----
Income before income taxes...........    4,455    2,017    836
Income tax expense...................    1,576      723    307
                                        ------   ------  -----

Net income...........................   $2,879   $1,294  $ 529
                                        ======   ======  =====

See notes to financial statements.

                      GLENBROOK LIFE AND ANNUITY COMPANY
                      STATEMENTS OF SHAREHOLDER'S EQUITY



                                                                         UNREALIZED
                                                                         ----------
                                                           ADDITIONAL    NET CAPITAL
                                                           ----------    -----------
                                                  COMMON    CAPITAL         GAINS      RETAINED
                                                  ------    -------         -----      --------
                                                  STOCK     PAID-IN       (LOSSES)      INCOME      TOTAL
                                                  -----     -------       --------      ------      -----
                                                                       ($ IN THOUSANDS)
Balance, December 31, 1992......................  $2,100    $ 9,641        $   (10)      $  212     $11,943
    Net income..................................                                            529         529
    Change in unrealized net capital gains and
     losses.....................................                               703                      703
                                                  ------    -------        -------       ------     -------
Balance, December 31, 1993......................   2,100      9,641            693          741      13,175
    Net income..................................                                          1,294       1,294
    Capital contribution........................             40,000                                  40,000
    Change in unrealized net capital gains and
     losses.....................................                            (1,811)                  (1,811)
                                                  ------    -------        -------       ------     -------
Balance, December 31, 1994......................   2,100     49,641         (1,118)       2,035      52,658
    Net income..................................                                          2,879       2,879
    Change in unrealized net capital gains and
     losses.....................................                             4,475                    4,475
                                                  ------    -------        -------       ------     -------
Balance, December 31, 1995......................  $2,100    $49,641        $ 3,357       $4,914     $60,012
                                                  ======    =======        =======       ======     =======

See notes to financial statements.

                       GLENBROOK LIFE AND ANNUITY COMPANY
                            STATEMENTS OF CASH FLOWS



                                                            YEAR ENDED DECEMBER 31,
                                                            -----------------------
                                                           1995       1994       1993
                                                           ----       ----       ----
                                                               ($ IN THOUSANDS)
Cash flows from operating activities
 Net income............................................  $  2,879   $  1,294   $   529
 Adjustments to reconcile net income to net cash from
  operating activities
  Deferred income taxes................................       (39)
  Realized capital gains...............................      (459)                 (83)
  Changes in other operating assets and liabilities....     1,217       (180)      656
                                                         ---------  ---------  --------
    Net cash from operating activities.................     3,598      1,114     1,102
                                                         ---------  ---------  --------

Cash flows from investing activities
 Fixed income securities available for sale
  Proceeds from sales................................       7,836                3,015
  Investment collections.............................       1,568        649       969
  Investment purchases...............................      (1,491)   (42,729)   (3,737)
 Participation in Separate Account.....................   (10,069)
 Change in short-term investments, net.................    (1,178)       667    (1,102)
                                                         ---------  ---------  --------

    Net cash from investing activities.................    (3,334)   (41,413)     (855)
                                                         ---------  ---------  --------

Cash flows from financing activities
 Capital contribution..................................               40,000
                                                         ---------  ---------  --------

    Net cash from financing activities.................               40,000
                                                         ---------  ---------  --------

Net increase (decrease) in cash........................       264       (299)      247
Cash at beginning of year..............................                  299        52
                                                         ---------  ---------  --------

Cash at end of year....................................  $    264    $    -    $   299
                                                         =========  =========  ========


See notes to financial statements.

                       GLENBROOK LIFE AND ANNUITY COMPANY
                         NOTES TO FINANCIAL STATEMENTS
                                ($ IN THOUSANDS)

1.  ORGANIZATION AND NATURE OF OPERATIONS

Glenbrook Life and Annuity Company (the "Company") is wholly owned by Allstate Life Insurance Company ("Allstate Life"), which is wholly owned by Allstate Insurance Company ("Allstate"), a wholly-owned subsidiary of The Allstate Corporation (the "Corporation"). On June 30, 1995, Sears, Roebuck and Co. ("Sears") distributed its 80.3% ownership in the Corporation to Sears common shareholders through a tax-free dividend (the "Distribution").

The Company develops and markets flexible premium deferred variable annuity contracts and single and flexible premium deferred annuities to individuals through banks and financial institutions in the United States.

Annuity contracts issued by the Company are subject to discretionary withdrawal or surrender by the contractholder, subject to applicable surrender charges. These contracts are reinsured with Allstate Life (Note 4) which selects assets to meet the anticipated cash flow requirements of the assumed liabilities. Allstate Life utilizes various modeling techniques in managing the relationship between assets and liabilities and employs strategies to maintain investments which are sufficiently liquid to meet obligations to contractholders in various interest rate scenarios.

The Company monitors economic and regulatory developments which have the potential to impact its business. Currently there is proposed legislation which would permit banks greater participation in securities businesses, which could eventually present an increased level of competition for sales of the Company's annuity contracts. Furthermore, the federal government may enact changes which could possibly eliminate the tax-advantaged nature of annuities or eliminate consumers' need for tax deferral, thereby reducing the incentive for customers to purchase the Company's products. While it is not possible to predict the outcome of such issues with certainty, management evaluates the likelihood of various outcomes and develops strategies, as appropriate, to respond to such challenges.

Certain reclassifications have been made to the prior year financial statements to conform to the presentation for the current year.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

LIFE INSURANCE ACCOUNTING
The Company sells long-duration contracts that do not involve significant risk of policyholder mortality or morbidity (principally single and flexible premium annuities) which are considered investment contracts.

CONTRACTHOLDER FUNDS
Contractholder funds arise from the issuance of individual and group annuities that include an investment component. Payments received are recorded as interest-bearing liabilities. Contractholder funds are equal to deposits received and interest accrued to the benefit of the contractholder less withdrawals, mortality charges and administrative expenses. Credited interest rates on contractholder funds ranged from 3.0% to 7.4% for those contracts with fixed interest rates and from 4.25% to 7.9% for those with flexible rates during 1995.

                       GLENBROOK LIFE AND ANNUITY COMPANY
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                ($ IN THOUSANDS)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
SEPARATE ACCOUNTS

During 1995, the Company issued flexible premium deferred variable annuity contracts, the assets and liabilities of which are legally segregated and reflected in the accompanying statements of financial position as assets and liabilities of the Separate Accounts (Glenbrook Life and Annuity Company Variable Annuity Account and Glenbrook Life and Annuity Company Separate Account
A), unit investment trusts registered with the Securities and Exchange Commission. Assets of the Separate Accounts are invested in funds of management investment companies. For certain variable annuity contracts, the Company has entered into an exclusive distribution arrangement with distributors.

The assets of the Separate Accounts are carried at fair value. Unrealized gains and losses on the Company's participation in the Separate Account, net of deferred income taxes, is shown as a component of shareholder's equity. The Company's participation in the Separate Account, amounting to $10,530 at December 31, 1995, is subject to certain withdrawal restrictions which are dependent upon aggregate fund net asset values. In addition, limitations exist with regard to the maximum amount which can be withdrawn by the Company within any 30-day period.

Investment income and realized gains and losses of the Separate Accounts, other than the portion related to the Company's participation, accrue directly to the contractholders and, therefore, are not included in the accompanying statements of operations. Revenues to the Company from the Separate Accounts consist of contract maintenance fees, administrative fees and mortality and expense risk charges, which are entirely ceded to Allstate Life.

REINSURANCE

Beginning June 5, 1992, the Company reinsures all new business to Allstate Life (Note 4). Life insurance in force prior to that date is ceded to non-affiliated reinsurers.

Contract charges and credited interest are ceded and reflected net of such cessions in the statements of operations. Reinsurance recoverable and contractholder funds are reported separately in the statements of financial position.

INVESTMENTS

Fixed income securities include bonds and mortgage-backed securities. Fixed income securities are carried at fair value. The difference between amortized cost and fair value, net of deferred income taxes, is reflected as a separate component of shareholder's equity. Provisions are made to write down the carrying value of fixed income securities for declines in value that are other than temporary. Such writedowns are included in realized capital gains and losses.

Short-term investments are carried at cost which approximates fair value.

Investment income consists primarily of interest, which is recognized on an accrual basis. Interest income on mortgage-backed securities is determined on the effective yield method, based on the estimated principal repayments. Accrual of income is suspended for fixed income securities that are in default or when the receipt of interest payments is in doubt. Realized capital gains and losses are determined on a specific identification basis.

                       GLENBROOK LIFE AND ANNUITY COMPANY
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                ($ IN THOUSANDS)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INCOME TAXES

The income tax provision is calculated under the liability method. Deferred tax assets and liabilities are recorded based on the difference between the financial statement and tax bases of assets and liabilities and the enacted tax rates. Deferred income taxes also arise from unrealized capital gains or losses on fixed income securities carried at fair value.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3.  ACCOUNTING CHANGE

Effective December 31, 1993, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires that investments classified as available for sale be carried at fair value. Previously, fixed income securities classified as available for sale were carried at the lower of amortized cost or fair value, determined in the aggregate. Unrealized holding gains and losses are reflected as a separate component of shareholder's equity, net of deferred income taxes. The net effect of adoption of this statement increased shareholder's equity at December 31, 1993 by $693, with no impact on net income.

4.  RELATED PARTY TRANSACTIONS
REINSURANCE

Contract charges ceded to Allstate Life under reinsurance agreements were $1,523 and $409 in 1995 and 1994, respectively. Credited interest and expenses ceded to Allstate Life amounted to $71,905 and $26,177 in 1995 and 1994, respectively. Investment income earned on the assets which support contractholder funds is not included in the Company's financial statements as those assets were transferred to Allstate Life under the terms of reinsurance treaties. Reinsurance ceded arrangements do not discharge the Company as the primary insurer.

BUSINESS OPERATIONS

The Company utilizes services and business facilities owned or leased, and operated by Allstate in conducting its business activities. The Company reimburses Allstate for the operating expenses incurred by Allstate on behalf of the Company. The cost to the Company is determined by various allocation methods and is primarily related to the level of services provided. Operating expenses, including compensation and retirement and other benefit programs, allocated to the Company were $348, $271 and $59 in 1995, 1994 and 1993, respectively. Investment-related expenses are retained by the Company. All other costs are assumed by Allstate Life under reinsurance treaties.

LAUGHLIN GROUP

Laughlin Group, Inc. ("Laughlin"), a wholly-owned subsidiary of Laughlin Group Holdings Inc., a wholly-owned subsidiary of Allstate Life which was acquired in September 1995, is a third-party marketer which distributes the products of insurance carriers including the Company. Laughlin markets the Company's flexible premium deferred variable annuity contracts and flexible premium deferred annuities. Sales commissions paid to Laughlin subsequent to the acquisition date of $3,439 were ceded to Allstate Life.

                      GLENBROOK LIFE AND ANNUITY COMPANY
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                               ($ IN THOUSANDS)

5.    INCOME TAXES

Allstate Life and its life insurance subsidiaries, including the Company, will file a consolidated federal income tax return. Tax liabilities and benefits realized by the consolidated group are allocated as generated by the respective subsidiaries, whether or not such benefits generated by the subsidiaries would be available on a separate return basis. The Corporation and its domestic subsidiaries including the Company (the "Allstate Group"), will be eligible to file a consolidated tax return beginning in the year 2000.

Prior to the Distribution, the Allstate Group joined with Sears and its domestic business units (the "Sears Group") in the filing of a consolidated federal income tax return (the "Sears Tax Group") and were parties to a federal income tax allocation agreement (the "Tax Sharing Agreement"). As a member of the Sears Tax Group, the Corporation was jointly and severally liable for the consolidated income tax liability of the Sears Tax Group. Under the Tax Sharing Agreement, the Company, through the Corporation, paid to or received from the Sears Group the amount, if any, by which the Sears Tax Group's federal income tax liability was affected by virtue of inclusion of the Allstate Group in the consolidated federal income tax return. Effectively, this resulted in the Company's annual income tax provision being computed as if the Company filed a separate return, except that items such as net operating losses, capital losses or similar items which might not be immediately recognizable in a separate return, were allocated according to the Tax Sharing Agreement and reflected in the Company's provision to the extent that such items reduced the Sears Tax Group's federal tax liability.

The Allstate Group and Sears Group have entered into an agreement which governs their respective rights and obligations with respect to federal income taxes for all periods prior to the Distribution ("Consolidated Tax Years"). The agreement provides that all Consolidated Tax Years will continue to be governed by the Tax Sharing Agreement with respect to the Company's federal income tax liability and taxes payable to or recoverable from the Sears Group.

The components of the deferred income tax assets and liabilities at December 31, 1995 and 1994 are as follows:

                                                             1995     1994
                                                             ----     ----
Unrealized net capital losses on fixed income securities..  $  -      $602
Other.....................................................     -         4
                                                            -------   ----
  Total deferred assets...................................     -       606
                                                            =======   ====


Unrealized net capital gains on fixed income securities...  $(1,807)
Difference in tax bases of investments....................      (21)
Other.....................................................             (64)
                                                            -------   ----
  Total deferred liabilities..............................   (1,828)   (64)
                                                            -------   ----
  Net deferred (liability) asset..........................  $(1,828)  $542
                                                            =======   ====

                       GLENBROOK LIFE AND ANNUITY COMPANY
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                ($ IN THOUSANDS)

5.  INCOME TAXES
The components of income tax expense are as follows:

                                                                              YEAR ENDED DECEMBER 31,
                                                                              ------------------------
                                                                                1995      1994   1993
                                                                                ----      ----   ----
Current...................................................................     $1,615    $ 652  $ 290
Deferred..................................................................        (39)      71     17
                                                                               -------   -----  -----
  Income tax expense......................................................     $1,576    $ 723  $ 307
                                                                               =======   =====  =====

The Company paid income taxes of $874, $57 and $290 in 1995, 1994 and 1993, respectively, under the Tax Sharing Agreement. The Company had income taxes payable to Allstate Life of $1,637 and $605 at December 31, 1995 and 1994, respectively.

6.  INVESTMENTS
FAIR VALUES

The amortized cost, fair value and gross unrealized gains and losses for fixed income securities are as follows:


                                                                                        GROSS UNREALIZED
                                                                             AMORTIZED  -----------------
                                                                               COST      GAINS    LOSSES    FAIR VALUE
                                                                             ---------   ------  ---------  ----------
AT DECEMBER 31, 1995
U.S. government and agencies...............................................    $24,722  $3,470      -         $28,192
Corporate..................................................................      1,304     120                  1,424
Mortgage-backed securities.................................................     18,086   1,113                 19,199
                                                                               -------  ------    ------      -------
  Totals...................................................................    $44,112  $4,703      -         $48,815
                                                                               =======  ======    ======      =======


AT DECEMBER 31, 1994
U.S. government and agencies...............................................    $31,005  $   30    $ 1,126     $29,909
Mortgage-backed securities.................................................     20,522                624      19,898
                                                                               -------  ------    -------     -------
  Total....................................................................    $51,527  $   30    $ 1,750     $49,807
                                                                               =======  ======    =======     =======



SCHEDULED MATURITIES

The scheduled maturities of fixed income securities available for sale at December 31, 1995 are as follows:

                                                                                AMORTIZED
                                                                                  COST      FAIR VALUE
                                                                                ---------   ----------
Due in one year or less....................................................      $   398     $   403
Due after one year through five years......................................
Due after five years through ten years.....................................       15,883      17,681
Due after ten years........................................................        9,745      11,532
                                                                                 -------     -------
                                                                                  26,026      29,616
Mortgage-backed securities.................................................       18,086      19,199
                                                                                 -------     -------
  Total....................................................................      $44,112     $48,815
                                                                                 =======     =======

Actual maturities may differ from those scheduled as a result of prepayments by the issuers.

                       GLENBROOK LIFE AND ANNUITY COMPANY
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                ($ IN THOUSANDS)


6.  INVESTMENTS (CONTINUED)
UNREALIZED NET CAPITAL GAINS AND LOSSES

Unrealized net capital gains and losses on fixed income securities and the Company's participation in the Separate Account included in shareholder's equity at December 31, 1995 are as follows:


                                     AMORTIZED               UNREALIZED NET
                                       COST     FAIR VALUE   GAINS/(LOSSES)
                                     ---------  ----------  ----------------
Fixed income securities............    $44,112     $48,815       $ 4,703
Participation in Separate Account..     10,069      10,530           461
Deferred income taxes..............                               (1,807)
                                                                 -------
  Total............................                              $ 3,357
                                                                 =======


The change in unrealized net capital gains and losses for fixed income securities and the Company's participation in the Separate Account is as follows:

                                                           YEAR ENDED DECEMBER 31,
                                                         ---------------------------
                                                           1995      1994     1993
                                                         --------  --------  -------
Fixed income securities................................  $ 6,423   $(2,786)  $1,076
Participation in Separate Account in 1995..............      461
Deferred income taxes..................................   (2,409)      975     (373)
                                                         -------   -------   ------
Change in unrealized net capital gains and losses......  $ 4,475   $(1,811)  $  703
                                                         =======   =======   ======


COMPONENTS OF NET INVESTMENT INCOME

Investment income by investment type is as follows:

                                                          YEAR ENDED DECEMBER 31,
                                                         --------------------------
                                                            1995      1994     1993
                                                         -------   -------   ------
Investment income:
  Fixed income securities..............................  $ 3,850   $ 1,984   $  729
  Short-term...........................................      113        48       35
  Participation in Separate Account in 1995............       69
                                                         -------   -------   ------
Investment income, before expense......................    4,032     2,032      764
Investment expense.....................................       36        15       11
                                                         -------   -------   ------
Net investment income..................................  $ 3,996   $ 2,017   $  753
                                                         =======   =======   ======


REALIZED CAPITAL GAINS AND LOSSES

Realized capital gains on investments are as follows:

                                                          YEAR ENDED DECEMBER 31,
                                                         --------------------------
                                                           1995      1994     1993
                                                         -------   -------   ------
Fixed income securities................................  $   459    $-       $   83
Income tax.............................................      161                 29
                                                         -------   ----      ------
Net realized gains.....................................  $   298    $-       $   54
                                                         =======   ====      ======



                       GLENBROOK LIFE AND ANNUITY COMPANY
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                ($ IN THOUSANDS)

6. INVESTMENTS (CONTINUED)

PROCEEDS FROM SALES OF FIXED INCOME SECURITIES

The proceeds from sales of investments in fixed income securities, excluding calls, were $7,836 and $3,015, with related gross realized gains of $459 and $22 for 1995 and 1993, respectively. There were no such amounts realized in 1994.

SECURITIES ON DEPOSIT

At December 31, 1995, fixed income securities with a carrying value of $10,085 were on deposit with regulatory authorities as required by law.

7. FINANCIAL INSTRUMENTS

In the normal course of business, the Company invests in various financial assets and incurs various financial liabilities. The fair value of all financial assets other than fixed income securities and all liabilities other than contractholder funds approximates their carrying value as they are short-term in nature.

Fair values for fixed income securities are based on quoted market prices. The December 31, 1995 and 1994 fair values and carrying values of fixed income securities are discussed in Note 6.

The fair value of contractholder funds on investment contracts is based on the terms of the underlying contracts. Reserves on investment contracts with no stated maturities (single premium and flexible premium deferred annuities) are valued at the fund balance less surrender charge. The fair value of immediate annuities with fixed terms are estimated using discounted cash flow calculations based on interest rates currently offered for contracts with similar terms and duration. Contractholder funds on investment contracts had a carrying value of $1,340,925 at December 31, 1995 and a fair value of $1,282,248. The carrying value and fair value at December 31, 1994 were $696,854 and $670,930, respectively.

                       GLENBROOK LIFE AND ANNUITY COMPANY
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                                ($ IN THOUSANDS)

8.   STATUTORY FINANCIAL INFORMATION

The following tables reconcile net income and shareholder's equity as reported herein in conformity with generally accepted accounting principles with statutory net income and capital and surplus, determined in accordance with statutory accounting practices prescribed or permitted by insurance regulatory authorities:

                                                                NET INCOME
                                                                ----------
                                                                YEAR ENDED
                                                                ----------
                                                               DECEMBER 31,
                                                        -----------------------
                                                         1995     1994      1993
                                                         ----     ----      ----
Balance per generally accepted accounting principles..  $2,879   $1,294   $   529
  Income taxes........................................    (164)      29         8
  Interest maintenance reserve........................              (53)       27
  Non-admitted assets and statutory reserves..........     (46)      15       (47)
                                                        ------   ------   -------
 Balance per statutory accounting practices............  $2,669   $1,285   $  517
                                                        ======   ======   =======


                                                          SHAREHOLDER'S EQUITY
                                                          --------------------
                                                              DECEMBER 31,
                                                              ------------
                                                             1995     1994
                                                             ----     ----
Balance per generally accepted accounting principles..    $60,012   $52,658
  Income taxes........................................        698      (575)
  Unrealized net capital gains (losses)...............     (4,703)    1,719
  Non-admitted assets and statutory reserves..........     (1,702)   (1,635)
                                                          -------  --------
Balance per statutory accounting practices............    $54,305   $52,167
                                                          =======   =======


PERMITTED STATUTORY ACCOUNTING PRACTICES

The Company prepares their statutory financial statements in accordance with accounting principles and practices prescribed or permitted by the insurance department of the State of Illinois. Prescribed statutory accounting practices include a variety of publications of the National Association of Insurance Commissioners, as well as state laws, regulations, and general administrative rules. Permitted statutory accounting practices encompass all accounting practices not so prescribed. The Company does not follow any permitted statutory accounting practices that have a material effect on statutory surplus or risk-based capital.

DIVIDENDS

The ability of the Company to pay dividends is dependent on business conditions, income, cash requirements of the Company and other relevant factors. The payment of shareholder dividends by insurance companies without the prior approval of the state insurance regulator is limited to formula amounts based on net income and capital and surplus, determined in accordance with statutory accounting practices, as well as the timing and amount of dividends paid in the preceding twelve months. The maximum amount of dividends that the Company can distribute during 1996 without prior approval of both the Illinois and California Departments of Insurance is $5,220.

                       GLENBROOK LIFE AND ANNUITY COMPANY
                            SCHEDULE IV-REINSURANCE
                                ($ IN THOUSANDS)



                                  GROSS             NET
                                  AMOUNT   CEDED   AMOUNT
                                  ------   ------  ------
YEAR ENDED DECEMBER 31, 1995
Life insurance in force.........  $1,250   $1,250    $-
                                  ======   ======  ======

Premiums and contract charges:
Life and annuities..............  $6,571   $6,571    $-
                                  ======   ======  ======


                                  GROSS             NET
                                  AMOUNT   CEDED   AMOUNT
                                  ------   ------  ------
YEAR ENDED DECEMBER 31, 1994
Life insurance in force.........  $1,250   $1,250    $-
                                  ======   ======  ======


Premiums and contract charges:
Life and annuities..............  $  409   $  409    $-
                                  ======   ======  ======


                                  GROSS             NET
                                  AMOUNT   CEDED   AMOUNT
                                  ------   ------  ------
YEAR ENDED DECEMBER 31, 1993
Life insurance in force.........  $1,250   $1,250    $-
                                  ======   ======  ======


Premiums and contract charges:
Life............................       6        6     -
Contract charges................      70       70     -
                                  ------   ------  ------
                                  $   76   $   76    $-
                                  ======   ======  ======



                                  APPENDIX A
                      MARKET VALUE ADJUSTMENT ILLUSTRATION

EXAMPLE OF MARKET VALUE ADJUSTMENT

Purchase Payment:      $10,000
Guarantee Period:    5 Years
Interest Rate:       5.25%
Full Withdrawal:       End of Contract Year 3

NOTE: THIS ILLUSTRATION ASSUMES THAT PREMIUM TAXES WERE NOT APPLICABLE.

     EXAMPLE 1: (Assumes declining interest rates)

     Step 1: Calculate Account Value at end of Contract Year 3:

                                = 10,000.00 x (1.0525)/3/ = $11,659.13

     Step 2: Calculate the Free Withdrawal Amount:

     Free Withdrawal Amount:

                     = .10 x 10,000.00 = $1,000.00

     Step 3: Calculate the Withdrawal Charge:

                                = .06 x (11,659.13 - 1,000) = $639.55

     Step 4: Calculate the Market Value Adjustment:
              I = 6.77%
              J = 6.77%
              N = 2 years (5 years - 3 years)

     Market Value Adjustment factor: .9 x (I-J) x N

              .9 x (.0686 - .0636) x 2 = .009

     Market Value Adjustment = factor x amount subject to Market Value
     Adjustment:
              = .009 x (11,659.13 - 1.000) = $95.93

     Step 5: Calculate the actual amount received by customers as a result of a full withdrawal at the end of Contract Year 3:
              = 11,659.13 - 639.55 + 95.93 = $11,115.52

     EXAMPLE 2: (Assumes rising interest rates)

     Step 1: Calculate Account Value at end of Contract Year 3:
              = 10,000.00  x  (1.0525)/3/  = $11,659.13

     Step 2: Calculate the Free Withdrawal Amount:

     Free Withdrawal Amount:

              = .10 x 10,000.00 = $1,000.00

     Step 3: Calculate the Withdrawal Charge:
              = .06 x (11,659.13 - 1,000)  =  $639.55

     Step 4: Calculate the Market Value Adjustment:
              I = 6.77%
              J = 7.27%
              N = 2 years (5 years - 3 years)

     Market Value Adjustment factor: .9 x (I - J) x N
              = .9 x (.0686 - .0736) x (2) =  -.009

     Market Value Adjustment = factor x amount subject to Market Value
     Adjustment:
              = -.009 (11,659.13 - 1,000) = - $95.93

     Step 5: Calculate the net surrender value at end of Contract Year 3:
              = 11,659.13 - 639.55 - 95.63 = $10,923.65

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Pursuant to Item 511 of Regulation S-K, the Registrant hereby represents that the following expenses totaling approximately $35,100 will be incurred or are anticipated to be incurred in connection with the issuance and distribution of the securities to be registered: registration fees - $100; cost of printing and engraving - $17,000; legal fees - $15,000; and accounting fees - $3,000. All amounts are estimated.


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The By-Laws of Glenbrook Life and Annuity Company ("Registrant") which are incorporated herein by reference as Exhibit (3), provide that Registrant will indemnify its officers and directors for certain damages and expenses that may be incurred in the performance of their duty to Registrant. No indemnification is provided, however, when such person is adjudged to be liable for negligence or misconduct in the performance of his or her duty, unless indemnification is deemed appropriate by the court upon application.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     Not applicable.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(1)         Form of Underwriting Agreement
(2)         None
(3)         (i) Articles of Incorporation
            (ii) By-Laws
(4) Glenbrook Life and Annuity Company Single Payment Deferred Annuity Contract and Application
(5)         Opinion of General Counsel re: Legality
(6)         None
(7)         None
(8)         None
(9)         None
(10)        Reinsurance Agreement
(11)        None
(12)        None
(14)        None
(15)        None
(16)        None
(21)        None

(23)        (i) Consent of  Experts
            (ii) Consent of  Counsel*
(24)        Powers of Attorney
(25)        None
(26)        None
(27)        Financial Data Schedule*
(28)        None


*  To be filed by Pre-Effective Amendment.


ITEM 17.  UNDERTAKINGS.

The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit ore proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, and its seal to be hereunto affixed and attested, in the Township of Northfield State of Illinois, on the 27th day of June, 1996.


                                       GLENBROOK LIFE AND ANNUITY COMPANY
                                       (Registrant)

(SEAL)

Attest: /s/ BRENDA D. SNEED          By:   /s/ MICHAEL J. VELOTTA
        ------------------------        -------------------------
        Brenda D. Sneed                        Michael J. Velotta
        Assistant Secretary                    Vice President, Secretary and
                                               General Counsel


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been duly signed below by the following Directors and Officers of Glenbrook Life and Annuity Company on the 27th day of June, 1996.


*/LOUIS G. LOWER, II         Chairman of the Board of Directors and
- ----------------------        Chief Executive Officer (Principal
Louis G. Lower, II            Executive Officer)


/s/MICHAEL J. VELOTTA        Vice President, Secretary, General
- ----------------------        Counsel and Director
Michael J. Velotta

*/MARLA G. FRIEDMAN          President, Chief Operating Officer and
- --------------------          Director
Marla G. Friedman

*/PETER H. HECKMAN           Vice President and Director
- ----------------------
Peter H. Heckman

*/G. CRAIG WHITEHEAD         Assistant Vice President and Director
- ----------------------
G. Craig Whitehead

*/JAMES P. ZILS              Treasurer
- ----------------------
James P. Zils

*/CASEY J. SYLLA             Chief Investment Officer
- ----------------------
Casey J. Sylla

*/BARRY S. PAUL              Assistant Vice President and
- ----------------------        Controller (Principal Accounting
Barry S. Paul                 Officer)




*/  By Michael J. Velotta, pursuant to Power of Attorney, filed herewith.

                               INDEX TO EXHIBITS


The following exhibits are filed herewith:


(1)    Form of Underwriting Agreement
(2)    None
(3)    (i) Articles of Incorporation
       (ii) By-Laws
(4) Glenbrook Life and Annuity Company Single Payment Deferred Annuity Contract and Application
(5)    Opinion of General Counsel re: Legality
(6)    None
(7)    None
(8)    None
(9)    None
(10)   Reinsurance Agreement
(11)   None
(12)   None
(14)   None
(15)   None
(16)   None
(21)   None
(23)   (i) Consent of Experts
       (ii) Consent of Counsel*
(24)   Powers of Attorney
(25)   None
(26)   None
(27)   Financial Data Schedule*
(28)   None

*  To be filed by Pre-Effective Amendment.